Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

RANOLAZINE APPEARS TO SUPPRESS PREDICTOR OF ARRHYTHMIAS
ACCORDING TO DATA PRESENTED AT INTERNATIONAL HEART MEETING

Palo Alto, California, May 10, 2002 — Ranolazine appears to suppress one major predictor of arrhythmias and appears not to exacerbate another, according to the results of an in vitro study presented at the annual scientific sessions of the North American Society of Pacing and Electrophysiology in San Diego.

Outside investigators, in conjunction with scientists at CV Therapeutics, Inc. (Nasdaq: CVTX), conducted a series of studies to evaluate the cardiac electrical effects of ranolazine.  Prior clinical studies with ranolazine demonstrated small increases in the QTc interval, a measurement on the electrocardiogram that represents the interval between the contraction and repolarization of the left ventricle.

“In animal models, drugs that cause QTc prolongation are capable of causing arrhythmias, but QTc prolongation alone does not result in arrhythmias in these models.  Recent studies indicate that the ability of a drug to induce early afterdepolarizations (EADs) and to exacerbate dispersion of ventricular repolarization across the left ventricle are better indicators of the ability of a drug to cause arrhythmias such as torsades de pointes,” said Dr. Charles Antzelevitch, executive director and director of research at Masonic Medical Research Laboratory in Utica, New York.

The research team, led by Antzelevitch, recorded the effects of ranolazine on ion channel currents in animal heart cells at drug concentrations ranging from 0.5µM to 100µM.  The plasma concentrations of ranolazine studied in prior clinical trials generally ranged from 1µM to 10µM.

“In this in vitro study, we found that ranolazine did not generate EADs and suppressed the occurrence of EADs generated by another compound.  In addition, ranolazine did not exacerbate dispersion, suggesting that ranolazine is unlikely to provoke torsades de pointes,” Antzelevitch said.

CV Therapeutics is studying ranolazine for the treatment of chronic angina, a serious condition marked by repeated and sometimes unpredictable attacks of cardiac pain.  Angina affects more than 6.4 million people in the United States, according to the American Heart Association.

Ranolazine has not been approved for marketing by the U.S. Food and Drug Administration (FDA) or other foreign agencies.  Ranolazine is presently being investigated in clinical trials subject to a United States IND and applicable foreign authority submissions.  CV Therapeutics has not yet submitted a new drug application to the FDA or equivalent application to any other foreign regulatory authorities for ranolazine, and ranolazine has not yet been determined to be safe or effective in humans for its intended use.  Additionally, CV Therapeutics has not established any correlation between these pre-clinical results and any potential clinical outcomes.

CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.  CVT currently has four compounds in clinical trials.  Ranolazine, the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina.  Tecadenoson (CVT-510), an A1 adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias.  CVT-3146, an A2A adenosine receptor agonist, is being developed for the potential use as a pharmacologic agent in cardiac perfusion imaging studies.  Adentri™, an A1 adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001.  CVT disclaims any intent or obligation to update these forward-looking statements.

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